EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of KongZhong Corporation on Form S-8 of our report dated April 18, 2006 relating to the financial statements of KongZhong Corporation, appearing in the annual report of KongZhong Corporation on Form 20-F for the year ended December 31, 2005.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
February 9, 2007